Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-115606, 333-132197 and 333-13543 on Form S-8 for Tamalpais Bancorp of our report dated March 27, 2009, with respect to the consolidated balance sheets of Tamalpais Bancorp and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Tamalpais Bancorp.

/s/ Vavrinek, Trine, Day & Co., LLP
Rancho Cucamonga, California
March 27, 2009